As filed with the Securities and Exchange Commission on February 20, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIZIANA LIFE SCIENCES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Clarendon House,

2 Church Street,

Hamilton HM 11,

Bermuda

(Address of principal executive offices) (Zip Code)

THE TIZIANA LIFE SCIENCES LTD 2021 EQUITY INCENTIVE PLAN AND UK SUPPLEMENTAL PLAN

(Full title of the Plan)

Tiziana Therapeutics, Inc.

420 Lexington Avenue, Suite 2525

New York, NY 10170

(Name and address of agent for service)

+44 (0) 20 7495 2379

(Telephone number, including area code, of agent for service)

With a copy to:

David S. Rosenthal, Esq.

Anna Tomczyk, Esq.

Dechert LLP

1095 Avenue of Americas

New York, New York 10036

(212) 698-3616

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Tiziana Life Sciences Ltd. (the “Registrant” or the “Company”), relating to up to an aggregate of 15,000,000 ordinary shares, par value $0.001 per share (“Ordinary Shares”), issuable to employees, directors or consultants of the Company or any of its subsidiaries under the Tiziana Life Sciences Ltd 2021 Equity Incentive Plan and UK Supplemental Plan (the “Plan”). The Registrant intends to register on subsequent Registration Statements on Form S-8 additional Ordinary Shares issuable under the Plan as needed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act, is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 20-F, filed with the Commission on May 6, 2025, and the Registrant’s Annual Report on Form 20-F/A, filed with the Commission on May 8, 2025 (File No. 001-38723);

(b)	The description of the Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on October 30, 2018 (File No. 001-38723), together with any amendment thereto filed with the Commission for the purpose of updating such description;

(c)	The Registrant’s Current Reports on Form 6-K, filed with the Commission on January 8, 2025, January 10, 2025, January 22, 2025, January 24, 2025, January 31, 2025, February 11, 2025, February 18, 2025, February 21, 2025, February 25, 2025, February 27, 2025, March 4, 2025, March 14, 2025, March 17, 2025, March 25, 2025, April 2, 2025, April 23, 2025, May 6, 2025, May 9, 2025, May 12, 2025, May 15, 2025, May 23, 2025, June 13, 2025, July 21, 2025, August 11, 2025, August 14, 2025, September 5, 2025, September 9, 2025, September 9, 2025, September 15, 2025, September 24, 2025, September 30, 2025, October 3, 2025, October 29, 2025, November 13, 2025, November 25, 2025, December 2, 2025, December 12, 2025, December 15, 2025, December 17, 2025, December 19, 2025, December 29, 2025, January 9, 2026, January 16, 2026 and January 20, 2026; and

(d)	All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, (which does not include information furnished, unless expressly stated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 98 of the Bermuda Companies Act 1981 (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Company’s amended and restated bye-laws, adopted as of October 20, 2021 (the “Bye-Laws”), provide that the directors, resident representative, secretary and other officers acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable to the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. We may also enter into an indemnification agreement with any director or officer of the Company.

In addition, the Bye-laws provide that the Company may (i) purchase and maintain insurance for the benefit of any director or officer against any liability incurred by such person under the Companies Act in his or her capacity as a director or officer of the Company or indemnifying such director or officer in respect of any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to the Company or any of its subsidiaries and (ii) advance moneys to a director or officer for the costs, charges and expenses incurred by the director or officer in defending any civil or criminal proceedings against him or her, on condition that the director or officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against him or her.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The index of exhibits filed herewith and appearing immediately before the signature page to this Registration Statement is incorporated by reference in this Item 8.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.   to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1	Memorandum of Association of Tiziana Life Sciences Ltd, adopted as of October 20, 2021, incorporated by reference to Exhibit 1.1 to the Form 20-F, filed with the Commission on May 6, 2025.

4.2	Amended and restated bye-laws of Tiziana Life Sciences Ltd, adopted as of October 20, 2021, incorporated by reference to Exhibit 1.2 to the Form 20-F, filed with the Commission on May 6, 2025.

5.1*	Opinion of Conyers Dill & Pearman Limited as to the legality of the securities being registered.

23.1*	Consent of PKF Littlejohn LLP.

23.2*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this Registration Statement and incorporated herein by reference).

99.1	The Tiziana Life Sciences Ltd 2021 Equity Incentive Plan, incorporated by reference to Exhibit 10.3 of the Form 8-K, filed by Tiziana Life Sciences Ltd. with the Commission on October 21, 2021, and incorporated herein by reference.

107*	Filing Fee Table.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 20th day of February, 2026.

TIZIANA LIFE SCIENCES LTD.

By:	/s/ Ivor Elrifi
Ivor Elrifi
Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ivor Elrifi as his or her true and lawful attorney-in-fact and agent, with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ivor Elrifi	Chief Executive Officer and Director	February 20, 2026
Ivor Elrifi

/s/ Keeren Shah	Chief Operating and Financial Officer	February 20, 2026
Keeren Shah

/s/ Gabriele Cerrone	Executive Chairman	February 20, 2026
Gabriele Cerrone

/s/ Willy Simon	Director	February 20, 2026
Willy Simon

/s/ John Brancaccio	Director	February 20, 2026
John Brancaccio